Exhibit 4.13

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

March 14, 2014

NOTICE OF VARIATION AND EXTENSION

of HudBay Minerals Inc.’s offer to purchase

all of the issued and outstanding common shares of

AUGUSTA RESOURCE CORPORATION

for consideration per Augusta Share of
0.315 of a Hudbay Share

HudBay Minerals Inc. (the “Offeror”) hereby gives notice that it is varying its offer dated February 10, 2014 (the “Original Offer”) to purchase, on and subject to the terms and conditions of the Original Offer, all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”), other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding after the date hereof but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any securities of Augusta exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares, including, any option, warrant or convertible debenture (“Convertible Securities”), together with the associated rights issued under the shareholder rights plan agreement dated as of April 18, 2013 between Augusta and Computershare Investor Services Inc. (the “Shareholder Rights Plan”), in order to, among other things: (a) waive the condition that there shall have been validly deposited under the Original Offer and not withdrawn, at or prior to the expiration of the Original Offer, such number of Augusta Shares that, together with the Augusta Shares already owned by the Offeror and its affiliates, represents not less than 66 2/3% of the Augusta Shares (calculated on a fully diluted basis) (the “Minimum Tender Condition”); and; (b) extend the Original Offer to 5:00 p.m. (Toronto Time) on April 2, 2014. The Original Offer, as amended and extended hereby, is referred to herein as the “Offer”.

THE ORIGINAL OFFER IS NO LONGER SUBJECT TO THE MINIMUM TENDER CONDITION.

THE ORIGINAL OFFER HAS BEEN AMENDED AND EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE
UNTIL 5:00 P.M. (TORONTO TIME) ON APRIL 2, 2014 (THE “EXPIRY TIME”), UNLESS FURTHER EXTENDED OR WITHDRAWN.

This Notice of Variation and Extension should be read in conjunction with the Original Offer and take-over bid circular (the “Original Circular”) dated February 10, 2014 (the Original Offer together with the Original Circular collectively referred to as the “Original Offer and Circular”) and the letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) that accompanied the Original Offer and Circular. The Original Offer and Circular and this Notice of Variation and Extension together constitute the “Offer and Circular”. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the “Offer” in the Original Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the Original Offer as amended hereby, and all references in such documents to the “Circular” or the “Offer and Circular” mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

The offering of Hudbay Shares pursuant to the Offer is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Augusta Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions. Augusta Shareholders in the United States should be aware that the disposition of Augusta Shares and acquisition of Hudbay Shares by them as described in the Offer and Circular may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such holders are urged to consult their tax advisors. The enforcement by Augusta Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws of other jurisdictions may be affected adversely by the fact that the Offeror is incorporated under and governed by the laws of Canada, that its officers and directors may be residents of jurisdictions other than the United States or such other jurisdictions, that the experts named in the Circular may be residents of jurisdictions other than the United States or such other jurisdictions, that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States or such other jurisdictions, that some of Augusta’s officers and directors are resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Augusta and Augusta’s officers and directors may be located outside the United States or such other jurisdictions.

THE HUDBAY SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories. Neither the Offeror nor any of its affiliates intends to make any such purchases during the period of the Offer.

Information has been incorporated by reference in the Original Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated in the Original Offer and Circular by reference are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

The Depositary for the Offer is:	Information Agent for the Offer is:

Equity Financial Trust Company	Kingsdale Shareholder Services Inc.

The Dealer Managers for the Offer are:

In Canada	In the United States

GMP Securities L.P.	BMO Nesbitt Burns Inc.	Griffiths McBurney Corp.	BMO Capital Markets Corp.

Augusta Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer.

Registered Augusta Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on YELLOW paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Augusta Shares and all other required documents, with Equity Financial Trust Company (the “Depositary”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by following the procedure for guaranteed delivery set out in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on GREEN paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not have received a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to tender their Augusta Shares.

Persons whose Augusta Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Augusta Shares under the Offer. Nominees likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Augusta Shareholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to tender.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services Inc. (the “Information Agent”), who can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at info@kingsdaleshareholder.com; or to the Depositary at the addresses indicated on the last page of this document and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, or any documents incorporated by reference or otherwise related to the Offer, may be obtained, without charge, upon request from the Depositary or the Information Agent at their respective offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators’ website at www.sedar.com, on EDGAR at www.sec.gov and on the Offeror’s website at www.hudbayminerals.com. These website addresses are provided for informational purposes only and no information contained on, or accessible from, these websites is incorporated by reference in the Offer and Circular unless otherwise expressly indicated in the Offer and Circular.

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in this document and in the Original Offer and Circular related to Augusta has been compiled from public sources — see “INFORMATION CONCERNING AUGUSTA” in the Original Offer and Circular.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary, the Information Agent or the Dealer Managers.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS

AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the Exchange Act, and Regulation 14E promulgated by the SEC thereunder.

The Offeror has filed with the SEC a registration statement on Form F-10, which contains a prospectus relating to the Offer, a tender offer statement on a Schedule TO and other documents and information, as such documents have been amended, modified, supplemented or restated. AUGUSTA SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, AUGUSTA AND THE OFFER. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC’s website, www.sec.gov. All such materials may also be obtained without charge at the Offeror’s website, www.hudbayminerals.com or by directing a written or oral request to the Information Agent for the Offer, Kingsdale Shareholder Services Inc., at 1-866-229-8874 toll free in North America or at 1-416-867-2272 or by e-mail at info@kingsdaleshareholder.com or to the Vice President, Legal and Corporate Secretary of the Offeror at 25 York Street, Suite 800, Toronto, Ontario, telephone 416-362-8181.

Neither this document nor the Original Offer and Circular generally addresses the income tax consequences of the Offer to Augusta Shareholders in any jurisdiction outside Canada or the United States. Augusta Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Augusta Shares may have tax consequences which may not be described in this document or the Original Offer and Circular. Accordingly, Augusta Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Original Offer and Circular also contain a cautionary note regarding mineral reserve and resource estimates prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects — see “CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES” in the Original Offer and Circular.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Augusta Shares, together with the associated rights issued under the Shareholder Rights Plan, and is not made for any options, warrants or convertible debentures or any other rights to acquire Augusta Shares. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Augusta Shares and deposit such Augusta Shares in accordance with the Offer. See Section 1 of the Original Offer, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Augusta Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential tax consequences to them in connection with the decision to exercise or not exercise such securities.

iv

REPORTING CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION

All dollar references in this document and the Original Offer and Circular are in Canadian dollars, except where otherwise indicated. On February 7, 2014, the Bank of Canada noon rate of exchange for the Canadian dollar, expressed in U.S. dollars, was Canadian $1.00 = United States $0.9076.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Notice of Variation and Extension contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, the Offeror’s objectives, strategies, and intentions and future financial and operating performance and prospects, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for Hudbay Shares, the value of the Hudbay Shares received as consideration under the Offer, the Offeror’s anticipated production, the permitting, development and financing of the Rosemont Project, reasons to accept the Offer, and the purpose of the Offer. Forward-looking information is not, and cannot be, a guarantee of future results or events. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that the Offeror identified and applied in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to, the accuracy of Augusta’s public disclosure; the execution of the Offeror’s business and growth strategies, including the success of the its strategic investments and initiatives; the availability of financing for the Offeror’s exploration and development projects and activities; the ability to complete project targets on time and on budget and other events that may affect the Offeror’s ability to develop its projects; no significant and continuing adverse changes in general economic conditions or conditions in the financial markets; that all required regulatory and governmental approvals for the Offer will be obtained and all other conditions to completion of the Offer will be satisfied or waived.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Hudbay Shares received as consideration under the Offer and the impact of such issuance on the market price of the Hudbay Shares, the development of the Rosemont Project not occurring as planned, the exercising of dissent and appraisal rights by Augusta Shareholders should a Compulsory Acquisition or Subsequent Acquisition Transaction be undertaken, the reduced trading liquidity of Augusta Shares not deposited under the Offer, Augusta becoming a majority-owned subsidiary of the Offeror after consummation of the Offer, the inaccuracy of Augusta’s public disclosure upon which the Offer is predicated, the triggering of change of control provisions in Augusta’s agreements leading to adverse consequences, risks generally associated with the mining industry, such as economic factors (including future commodity prices, currency fluctuations, energy prices and general cost escalation), uncertainties related to the development and operation of the Offeror’s projects (including the impact on project cost and schedule of construction delays and unforeseen risks and other factors beyond its control), depletion of the Offeror’s reserves, risks related to political or social unrest or change and those in respect of aboriginal and community relations and title claims, operational risks and hazards, including unanticipated environmental, industrial and geological events and developments and the inability to insure against all risks, failure of plant, equipment, processes, transportation and other infrastructure to operate as anticipated, compliance with government and environmental regulations, including permitting requirements and anti-bribery legislation, dependence on key personnel and employee relations, volatile financial markets that may affect the Offeror’s ability to obtain financing on acceptable terms, uncertainties related to the geology, continuity, grade and estimates of mineral reserves and resources and the potential for variations in grade and recovery rates, uncertain costs of reclamation activities, the Offeror’s ability to comply with its pension and other post-retirement obligations, the Offeror’s ability to abide by the covenants in its debt instruments, as well as the risks discussed under the heading “Risk Factors” in the Original Offer and Circular and other documents filed with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. The Offeror does not assume any obligation to update or revise any forward-looking information after the date of this Notice of Variation and Extension or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

The Original Offer and Circular also contain forward looking information and this cautionary note should be read in conjunction with the Cautionary Note Regarding Forward Looking Statements in the Original Offer and Circular.

NOTICE OF VARIATION AND EXTENSION

March 14, 2014

TO: THE HOLDERS OF COMMON SHARES OF AUGUSTA RESOURCE CORPORATION

This Notice of Variation and Extension amends and supplements the Original Offer and Circular, pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained therein, all of the issued and outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date of the Original Offer and Circular but prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan, for consideration per Augusta Share of 0.315 of a Hudbay Share.

1.                                      Amendments to the Conditions of the Offer

By notice to the Depositary given on March 14, 2014 and as set forth in this Notice of Extension and Variation, the Offeror has varied the Original Offer by waiving the Minimum Tender Condition in paragraph (a) of Section 4 of the Original Offer “Conditions of the Offer”. This means that the Offer is no longer conditional on not less than 66 2/3% of the Augusta Shares, together with the Augusta Shares already owned by the Offeror and its affiliates, (calculated on a fully diluted basis) being validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time.

As a result of the Offeror’s waiver of the minimum tender condition, any and all Augusta Shares tendered will be taken up and accepted for payment promptly following expiry of the Offer, regardless of how many Augusta Shares are tendered, assuming the satisfaction or waiver of the remaining conditions.

2.                                      Extension of the Offer

The Offeror has extended the time for acceptance of the Offer to 5:00 p.m. (Toronto Time) on April 2, 2014 unless the Offer is further extended or withdrawn. Accordingly, the definition of “Expiry Date” in the “Glossary” section of the Original Offer and Circular is hereby deleted and replaced by the following:

“Expiry Date” means April 2, 2014 or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”;

In addition, all references to “5:00 p.m. (Toronto Time) on March 19, 2014” in the Original Offer and Circular are amended to refer to “5:00 p.m. (Toronto Time) on April 2, 2014”.

3.                                      Other Amendments to the Offer and Circular

In addition to the amendments to the Original Offer and Circular set out in Sections 1 and 2 of this Notice of Variation and Extension, the Offeror has amended and restated certain portions of the Original Offer and Circular as follows:

•                  The second paragraph on the cover page of the Original Offer and Circular and the third paragraph under the heading “ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS AND OTHER SHAREHOLDERS OUTSIDE CANADA” are hereby deleted in their entirety.

•                  The following sentence is hereby added to the penultimate paragraph on the cover page of the Original Offer and Circular:

“Neither the Offeror nor any of its affiliates intends to make any such purchases during the period of the Offer.”

•                  The second sentence in the first paragraph under the heading “Why is the Offeror making the Offer?” on page (i) of the Original Offer and Circular is hereby deleted and replaced with the following sentences:

“The Offeror currently intends to acquire all of the outstanding Augusta Shares not tendered under the Offer by the Expiry Time by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction if possible. There is no assurance that such a transaction will be completed if, in particular, the Offeror acquires such number of Augusta Shares that, together with the Augusta Shares directly or indirectly held by the Offeror and its affiliates, represents less than 66 2/3% of the total Augusta Shares on a fully diluted basis pursuant to the Offer.”

•                  The first two sentences of the paragraph on page (v) of the Original Offer and Circular under the heading “Will I be able to withdraw previously tendered Augusta Shares?” are hereby deleted in their entirety and replaced with the following:

“Yes. You may withdraw Augusta Shares previously tendered by you (i) at any time before Augusta Shares deposited under the Offer are taken up by the Offeror under the Offer (including during any Subsequent Offering Period), (ii) if your Augusta Shares have not been paid for by the Offeror within three business days after having been taken up, and (iii) at any time before the expiration of 10 days from the date upon which notices of change or variation in the Offer are communicated, as described in Section 8 of the Offer, “Withdrawal of Deposited Augusta Shares”. The withdrawal right described in clause (ii) above will only be available if the Offeror fails to comply with its obligation to pay for Augusta Shares taken up as soon as practicable after take up and in any event within three business days thereafter.”

•                  The following sentences are hereby added after the last sentence of the first paragraph under the heading “If I decide not to tender, how will my Augusta Shares be affected?” on page (vii) of the Original Offer and Circular, before the last sentence in the second paragraph under the heading “Purpose of the Offer and the Offeror’s Plans for Augusta” on pages 3-4 of the Original Offer and Circular and after the first sentence of the second paragraph under the heading “Purpose of the Offer” on page 33 of the Original Offer and Circular:

“The Offeror’s ability to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction will be dependent upon the number of Augusta Shares validly tendered under the Offer and, in particular, whether the number of Augusta Shares validly tendered under the Offer represents at least 90% of the outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, or 66 2/3% of the number of Augusta Shares entitled to vote in respect of the Subsequent Acquisition Transaction, respectively. If the Offeror does not acquire a number of Augusta Shares pursuant to the Offer that would permit it to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror will evaluate the options available to it at that time and may pursue other means of acquiring, directly or indirectly, Augusta Shares not already owned by it (and other securities exercisable for or convertible or exchangeable into Augusta Shares) in accordance with applicable Law. If the Offeror does not immediately acquire 100% of the Augusta Shares it intends to exercise all of its rights as an Augusta shareholder to help realize the full potential of the Rosemont Project.”

•                  The final sentence of the first paragraph under the heading “Will Augusta continue as a public company?” on page (vii) of the Original Offer and Circular is hereby deleted and replaced with the following sentence:

“The rules and regulations of the TSX, NYSE MKT and FWB could also, upon the consummation of the Offer and/or a subsequent transaction and assuming the Offeror acquires sufficient Augusta Shares, lead to the delisting of the Augusta Shares from the TSX, NYSE MKT and FWB.”

•                  The first paragraph under the heading “If the Offer is successful will the Board of Directors and management of Augusta change?” on page (viii) of the Original Offer and Circular, the first sentence of the third paragraph under the heading “Purpose of the Offer and the Offeror’s Plans for Augusta” on pages 3-4 of the Original Offer and Circular, the first sentence of the first paragraph under the heading “Plans for Augusta” on page 33 of the Original Offer and Circular are hereby deleted and replaced with the following sentence:

“If the Offeror owns the requisite number of Augusta Shares to effect such changes, it is anticipated the Augusta Board of Directors will be replaced by nominees of the Offeror and the current management of Augusta will be replaced by the newly constituted Augusta Board of Directors.”

•                 The third sentence in the paragraph beneath the heading “INFORMATION CONCERNING AUGUSTA” and in the second paragraph in the section entitled “SUMMARY” on page 1 of the Original Offer and Circular are hereby deleted and replaced with the following sentence:

“Although the Offeror has no knowledge that would indicate that any information or statements contained in this Offer and Circular concerning Augusta taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its respective directors or officers has verified the accuracy or completeness of such information or statements or determined whether there has been any failure by Augusta to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror.”

•                 The first sentence of the second full paragraph on page 4 and of the second paragraph under the heading “Plans for Augusta” on page 33 of the Original Offer and Circular are hereby deleted and replaced with the following:

“If permitted by applicable Law and if the Offeror acquires sufficient Augusta Shares, subsequent to the completion of the Offer, the Offeror intends to delist the Augusta Shares from the TSX, NYSE MKT and FWB and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany.”

•                 The paragraph on page 5 of the Original Offer and Circular under the heading “Take-Up and Payment for Deposited Augusta Shares” is hereby amended and restated as follows:

“If all the conditions of the Offer described in Section 4 of the Offer, “Conditions of the Offer”, have been satisfied or waived by the Offeror, the Offeror will take up Augusta Shares validly deposited under the Offer and not properly withdrawn no later than 9:00 a.m. on the first business day following the end of the Initial Offering Period. The Offeror will pay for Augusta Shares taken up as soon as practicable thereafter and in any event within three business days thereafter. By so taking up and paying for Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror will comply with the requirement under Canadian law to take up such Augusta Shares within ten days following the end of the Initial Offering Period and paying for such shares within three business days thereafter.”

•                  The following paragraph is hereby added after the first paragraph under the heading “Time for Acceptance” on page 10 of the Original Offer and Circular:

“The Offeror will first take up Augusta Shares no later than 9:00 a.m. on the first business day following the Initial Offering Period.”

•                 The third sentences of each of the second paragraph on page 14 of the Original Offer and Circular and clause (g) on page 13 of the Letter of Transmittal are hereby deleted in their entirety and replaced with the following sentence:

“The Offeror reserves the right to reject any and all deposits that it determines not to be in proper form.”

•                 The final paragraph on page 18 of the Original Offer and Circular is hereby amended and restated as follows:

“The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time prior to the end of the Initial Offering Period. Each of the foregoing conditions is independent of and in addition to each other such condition. The Offeror may waive any of the foregoing conditions with respect to the Offer in its reasonable discretion, in whole or in part, from time to time, without prejudice to any other rights that the Offeror may have. The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions. If the Offeror waives any of the foregoing conditions, it will extend the expiration date of the Offer, if necessary, so that the Offer will remain open for at least 10 days following such waiver. See Section 5 of the Offer, “Extension, Variation or Change of the Offer”.  ”

•                 The first two sentences of the first paragraph under the heading “Take-Up of and Payment for Deposited Augusta Shares” on page 20 of the Original Offer and Circular are hereby deleted and replaced with the following:

“Upon the terms and subject to the conditions of the Offer (including the conditions specified in Section 4 of the Offer, “Conditions of the Offer”), the Offeror will take up Augusta Shares validly deposited under the Offer and not properly withdrawn no later than 9:00 a.m. on the first business day following the end of the Initial Offering Period. The Offeror will pay for Augusta Shares taken up as soon as practicable thereafter and in any event within three business days thereafter.  By so taking up and paying for Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror will comply with the requirement under Canadian law to take up such Augusta Shares within ten days following the end of the Initial Offering Period and paying for such shares within three business days thereafter.”

•                 The following is hereby added before the final paragraph on page 21 of the Original Offer and Circular:

“The withdrawal right described in clause (b) above will only be available if the Offeror fails to comply with its obligation to pay for Augusta Shares taken up as soon as practicable after take up and in any event within three business days thereafter, as described in Section 6 of the Offer, “Take-Up of and Payment for Deposited Augusta Shares”.

Any withdrawals occurring after the Expiry Time by or on behalf of the depositing Augusta Shareholder of Augusta Shares that have not been taken up will not alter the conditions to the Offer, which will have been satisfied or waived prior to that time.”

•                 The second paragraph under the heading “Other Terms of the Offer” on page 24 of the Original Offer and Circular is hereby amended by adding the following sentence to the end of the paragraph:

“Nothing in the Offer or the Letter of Transmittal shall limit the jurisdiction of a court of competent jurisdiction as to all questions of, and challenges regarding, interpretation and application of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.”

•                 The third sentence in the second paragraph in the section entitled “CIRCULAR” on page 26 of the Original Offer and Circular is hereby deleted in its entirety.

•                 The following sentence is hereby added to the end of the second paragraph on page 31 of the Original Offer and Circular:

“Mr. Clausen did not subsequently contact Mr. Garofalo, and from December 12, 2013 until the commencement of the Offer, no negotiations or discussions occurred between the Offeror and Augusta, or their respective representatives, regarding a potential negotiated transaction.”

•                 The following line item is hereby added to that certain table “Summary of Historical Financial Information of the Offeror” on page 37 of the Original Offer and Circular beneath the existing line item “Loss per share (basic and diluted)”:

	As at September 30		Year ended December 31
	2013	2012	2012	2011
Ratio of earnings to fixed charges	(9.4)	—	(3.6)	—

•                 The following line items are hereby added to that certain table “Summary of Historical Financial Information of the Offeror” on page 37 of the Original Offer and Circular beneath the existing line item “Property, plant and equipment”:

Current assets	1,070.5	1,727.9	1,527.7	1,038.0

Non-current assets	2,615.2	1,721.1	1,948.8	1,414.4

•                 The following line item is hereby added to that certain table “Summary of Historical Financial Information of the Offeror” on page 37 of the Original Offer and Circular beneath the existing line item “Total liabilities and equity”:

Book value per share	9.5	10.2	9.6	10.5

•                 The following line item is hereby added to that certain table “Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror” on page 38 of the Original Offer and Circular beneath the existing line item “Loss per share (basic and diluted)”:

	Nine months ended September 30	Year ended December 31
Ratio of earnings to fixed charges	(12.4)	5.2

•                 The following line item is hereby added to that certain table “Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror” on page 38 of the Original Offer and Circular beneath the existing line item “Property, plant and equipment”:

Current assets	1,062.6	—

Non-current assets	3,253.5	—

•                 The following line item is hereby added to that certain table “Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror” on page 38 of the Original Offer and Circular beneath the existing line item “Total liabilities and equity”:

Book value per share	9.5	—

•                 The third sentence of the first paragraph under the heading “Summary Comparison of Material Differences Between the By-Laws of the Offeror and Augusta” on page 42 of the Original Offer and Circular is hereby deleted and replaced with the following sentence:

“The following is a summary of the material differences between the rights of shareholders of the Offeror and Augusta, as governed by the by-laws of the Offeror and Augusta, respectively.”

•                 The first sentence of the fifth paragraph on page 48 of the Original Offer and Circular is hereby amended and restated as follows:

“The foregoing is a summary only of the right of Compulsory Acquisition that may become available to the Offeror under Section 206 of the CBCA, the full text of which is attached as Schedule “A” to this Circular.”

•                 The first sentence of the second paragraph under the heading “Compelled Acquisition” on page 49 of the Original Offer and Circular is hereby amended and restated as follows:

“The foregoing is a summary only of the right of Compelled Acquisition that may be available to an Augusta Shareholder under Section 206.1 of the CBCA, the full text of which is attached as Schedule “A” to this Circular.”

•                 The following paragraphs are hereby added beneath the first complete paragraph on page 51 of the Original Offer and Circular:

“In connection with a Compulsory Acquisition, the Offeror will (x) register the Compulsory Acquisition Shares under Section 5 of the Securities Act or (y) rely on the exemption from the registration requirements of Section 5 of the Securities Act provided by Rule 802 under the Securities Act (“Rule 802”).

In connection with a Subsequent Acquisition Transaction, the Offeror will (x) register the Subsequent Acquisition Transaction Securities under Section 5 of Securities Act, (y) rely on the exemption from the registration requirements of Section 5 of the Securities Act provided by Rule 802, if available, or (z) rely on the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 3(a)(10) of the Securities Act if it conducts a Subsequent Acquisition Transaction pursuant to a court-approved plan of arrangement under the CBCA.”

•                 The following paragraphs are hereby added after the first paragraph under the heading “Other Alternatives” on page 51 of the Original Offer and Circular:

“If the number of Augusta Shares the Offeror takes up and pays for under the Offer is not sufficient to permit a Compulsory Acquisition or Subsequent Acquisition Transaction, Augusta may continue as a separate, public company following the completion of the Offer and, depending on the number of Augusta Shares tendered into the Offer, the Offeror may or may not be able to exert significant influence over Augusta. In such a case, any shareholder that does not tender into the Offer and remains a shareholder would be free to vote or dispose of their Augusta Shares as they see fit in accordance with applicable Law. In these circumstances, certain potential transactions between the Offeror and Augusta would be considered “related party transactions” under applicable Law, which would, unless an exemption is available, require a formal valuation for the transaction and, in addition to any other required securityholder approval, the approval of a majority of the votes cast by “minority” holders of the affected securities, which would include holders other than the Offeror and any other person who is a “related party” of the Offeror, including an affiliate or an insider of the Offeror and any person acting jointly or in concert therewith. The ability to effect such transactions would also be subject to future negotiations between the respective Boards of Directors of the Offeror and Augusta.

If the Offeror were unable to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction in a timely manner or at all, then it may be unable to fully integrate the operations of the Offeror and Augusta and may be unable to fully apply its experience and resources to the development of the Rosemont Project. In such case, the Offeror intends to exercise all of its rights as an Augusta shareholder to help realize the full potential of the Rosemont Project.”

•                 The third and fourth paragraphs under the heading “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer” on page 56 of the Original Offer and Circular are hereby deleted and replaced with the following:

“If permitted by applicable Law and if the Offeror acquires sufficient Augusta Shares, subsequent to the completion of the Offer, the Offeror intends  to delist the Augusta Shares from the TSX, NYSE MKT and FWB and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany.”

•                 The first sentence of the first paragraph under  the heading “21. U.S. Federal Income Tax Considerations” on page 63 of the Original Offer and Circular is hereby deleted and replaced with the following sentence:

“The following discussion, subject to the limitations and conditions set forth herein, addresses material U.S. federal income tax consequences of exchanging Augusta Shares for Hudbay Shares pursuant to the Offer.”

•                 The third and fourth sentences of the first paragraph under the heading “Consequences of Exchanging Augusta Shares for Hudbay Shares Pursuant to the Offer” on page 64 of the Original Offer and Circular are hereby deleted in their entirety and replaced with the following:

“Whether or not the exchange will be considered part of a reorganization within the meaning of Section 368(a) of the Code is, however, uncertain. Such a determination will depend on a number of factors, including the number of Augusta Shares that are tendered as part of the Offer, whether any holders receive a cash payment as a result of exercising their Dissent Rights and the source of any such payment, whether a Compulsory Acquisition or Subsequent Acquisition Transaction occurs and the amount and type of consideration that is used in any such Compulsory Acquisition or Subsequent Acquisition Transaction. Many of these facts and circumstances will only become known after the Expiry Date or at such later date at which the Offeror may pursue a Compulsory Acquisition or a Subsequent Acquisition Transaction. The following discussion therefore provides a description of the U.S. federal income tax consequences of the alternative consequences of the Offer if it is or is not a reorganization.”

•                 The final sentence of the paragraph under the heading “If the Offer is completed, the market for Augusta Shares may be adversely effected, Augusta Shares may be delisted, and Augusta may cease to be a reporting company” on page 71 of the Original Offer and Circular is hereby deleted and replaced with the following:

“If permitted by applicable Law and if the Offeror acquires sufficient Augusta Shares, subsequent to the completion of the Offer, the Offeror intends to delist the Augusta Shares from the TSX, NYSE MKT and FWB and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany.”

•                 The first sentence of the first paragraph under the heading “The acquisition of Augusta might not be successfully completed without the possibility of Augusta Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction” on page 71 of the Original Offer and Circular is hereby deleted and replaced with the following:

“In order for the Offeror to acquire all of the issued and outstanding Augusta Shares, it will likely be necessary, following consummation of the Offer and assuming the Offeror acquires sufficient Augusta Shares, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction.”

•                 The third sentence under the heading “Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the trading liquidity for Augusta Shares not deposited under the Offer may be reduced, which might affect the price of the Augusta Shares and the ability of an Augusta Shareholder to dispose of its Augusta Shares” on page 72 of the Original Offer and Circular is hereby deleted and replaced with the following:

“Additionally, if permitted by applicable Law and if the Offeror acquires sufficient Augusta Shares, subsequent to the completion of the Offer, the Offeror intends to delist the Augusta Shares from the TSX, NYSE MKT and FWB and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany.”

•                 The heading “After consummation of the Offer, Augusta could be a majority-owned subsidiary of the Offeror and the Offeror’s interest could differ from that of the remaining minority Augusta Shareholders” and the first sentence of the first paragraph thereunder on page 72 of the Original Offer and Circular are hereby deleted and replaced with the following:

“After consummation of the Offer, the Offeror could hold a substantial stake in Augusta and the Offeror’s interest could differ from that of the remaining minority Augusta Shareholders.

After consummation of the Offer (which may result in the Offeror holding less than 100% of the issued and outstanding Augusta Shares), if the Offeror acquires a substantial stake in Augusta in the Offer, then the Offeror may have the ability to elect the directors of Augusta, appoint new management and approve certain actions requiring the approval of Augusta Shareholders, including, in the event the Offeror acquires at least 66 2/3% of the issued and outstanding Augusta Shares, adopting certain amendments to Augusta’s constating documents and approving mergers or sales of Augusta’s assets.”

•                  The following definition is hereby added on page 81 of the Original Offer and Circular:

“Initial Offering Period” means the period beginning with the commencement of the Offer and ending at the first scheduled Expiry Time if and when all the conditions of the Offer described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by the Offeror.

4.                                      Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (Toronto Time) on April 2, 2014 unless further extended or withdrawn. Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer.

5.                                      Manner of Acceptance

Augusta Shares may be deposited to the Offer in accordance with the provisions of Section 3 of the Original Offer, “Manner of Acceptance”.

6.                                      Take-Up of and Payment for Deposited Augusta Shares

If all the conditions of the Offer described in Section 4 of the Original Offer, “Conditions of the Offer”, have been satisfied or waived by the Offeror, the Offeror will take up Augusta Shares validly deposited under the Offer and not properly withdrawn no later than 9:00 a.m. on the first business day following the end of the Initial Offering Period. The Offeror will pay for Augusta Shares taken up as soon as practicable thereafter and in any event within three business days thereafter. By so taking up and paying for Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror will comply with the requirement under Canadian law to take up such Augusta Shares within ten days following the end of the Initial Offering Period and paying for such shares within three business days thereafter. See Section 6 of the Original Offer, “Take Up of and Payment for Deposited Augusta Shares”.

7.                                      Withdrawal of Deposited Augusta Shares

Augusta Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Augusta Shareholder at any time before the Augusta Shares have been taken up by the Offeror under the Offer (including during any Subsequent Offering Period) and in the other circumstances described in Section 8 of the Original Offer, “Withdrawal of Deposited Augusta Shares”. Except as so indicated or as otherwise required or permitted by applicable Laws, deposits of Augusta Shares are irrevocable.

8.                                      Consequential Amendments to the Original Offer and Circular and Other Documents

The Original Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery are hereby amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Variation and Extension.

9.                                      Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Augusta with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

Except as otherwise set forth in or amended by this Notice of Extension and Variation, the terms and conditions of the Offer and the information in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

10.                               Directors’ Approval

The contents of this Notice of Variation and Extension have been approved, and the sending thereof to the Augusta Shareholders has been authorized by the Hudbay Board of Directors.

APPROVAL AND CERTIFICATE OF HUDBAY MINERALS INC.

The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated: March 14, 2014.

(Signed) DAVID GAROFALO	(Signed) DAVID S. BRYSON
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

On behalf of the Board of Directors

(Signed) G. WESLEY VOORHEIS	(Signed) SARAH B. KAVANAGH
Director	Director

The Depositary for the Offer is:

By Registered Mail, Mail, Hand or Courier

Toronto

200 University Avenue
Suite 300
Toronto, Ontario

M5H 4H1

Attention:  Corporate Actions

Inquiries

North American Toll Free:  1-866-393-4891

Telephone:  416-361-0930 ext. 205

Facsimile:  416-361-0470

E-Mail:  corporateactions@equityfinancialtrust.com

THE INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-229-8874

E-mail: info@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272